                                                                   EXHIBIT 99.1

[PERCEPTRON LOGO]


Contact: John J. Garber
Vice President of Finance and CFO
734 414-6100




        PERCEPTRON ANNOUNCES SECOND QUARTER RESULTS FOR FISCAL YEAR 2005

PLYMOUTH, MICHIGAN, FEBRUARY 1, 2005 - PERCEPTRON, INC. (NASDAQ: PRCP) today announced net sales of $14.8 million and net income of $1.5 million, or $0.16 per diluted share, for the second quarter ended December 31, 2004, compared with net sales of $13.6 million and net income of $1.5 million, or $0.16 per diluted share, for the quarter ended December 31, 2003. For the six month period ended December 31, 2004 the Company reported net sales of $27.1 million and net income of $2.4 million, or $0.26 per diluted share, compared with net sales of $25.9 million and net income of $2.6 million, or $0.28 per diluted share, for the same period one year ago.

Sales during the quarter were approximately $1.2 million higher than those of the second quarter of fiscal 2004. Sales in North America of $9.2 million were comparable to the second quarter of fiscal 2004. Sales in Europe of $5.3 million were up approximately $1.1 million. Sales in both regions remained strong primarily due to the timing of customer delivery requirements, principally for Automated Systems products. Sales for the quarter also benefited from the strong Euro that based on conversion rates in effect this quarter added $460,000 more in sales than the comparable rates in the second quarter of fiscal 2004 would have yielded.

The gross profit margin this quarter was 50.1% compared with 47.7% in the second quarter of fiscal 2004. The margin improvement primarily reflected the benefit from the strong Euro.

Selling, general and administrative expenses were $140,000 higher in the current quarter compared to the second quarter of fiscal 2004 due to higher costs related to the strong Euro and salary and benefit increases that were partially offset by lower legal expenses. Research and development expenses were $252,000 higher than one year ago due principally to increased spending on engineering contract services and materials to support new products development. Foreign currency and other income of $40,000 was significantly lower than last year primarily due to a large foreign currency exchange gain realized last year.

The Company had new order bookings of $16.9 million during the second quarter compared with new order bookings of $6.7 million in the first quarter of fiscal 2005 and $12.4 million for the quarter ended December 31, 2003. The high level of new orders this quarter was expected and was principally due to the timing of our customers' decisions to place orders for Automated Systems products this quarter rather than the first quarter of fiscal 2005. The Company's backlog was $15.6 million as of December 31, 2004 compared with $13.5 million as of September 30, 2004.

Alfred A. Pease, chairman, president and chief executive officer, commented, "We were pleased with our operating results and the level of new orders received during the quarter. We continue to expect the Company's sales and bookings for fiscal 2005 to be comparable to those reported for fiscal year 2004. Our balance sheet is strong and continues to strengthen. Cash increased by $1.7 million to $23.5 million during the quarter, and we had no debt. Shareholders' equity was $54.0 million or, $5.74 per diluted share as of December 31, 2004."

Perceptron, Inc. will hold a conference call/webcast chaired by Alfred A. Pease, President & CEO today at 10:00 a.m. (EST). Investors can access the call at http://phx.corporate-ir.net/playerlink.zhtml?c=110185&s=wm&e=1005941 or by dialing 800-310-6649 (domestic callers) or 719-457-2693 (international callers). If you are unable to participate during the live webcast, the call will be digitally rebroadcast for seven days, beginning at 2:00 p.m. today and running until 11:00 p.m. on Tuesday, February 8, 2005. You can access the rebroadcast by dialing 888-203-1112 (domestic callers) or 719-457-0820 (international callers) and entering the passcode of 3404423.

A replay of the call will also be available in the "Company-News" section of the Company's website at www.perceptron.com for approximately one year following the call.

About Perceptron

Perceptron produces information-based process improvement solutions for industry as well as technology components for non-contact measurement and inspection applications. Automotive and manufacturing companies throughout the world rely on Perceptron's process management solutions to help them improve quality, shorten product launch times and reduce overall manufacturing costs. Headquartered in Plymouth, Michigan, Perceptron has approximately 225 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, and Japan. For more information, please visit www.perceptron.com.

Safe Harbor Statement

Certain statements in this press release may be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, including the Company's expectation as to fiscal 2005 and future revenue and order booking levels. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements. Actual results could differ materially from those in the forward-looking statements due to a number of uncertainties in addition to those set forth in the press release, including, but not limited to, the dependence of the Company's revenue on a number of sizable orders from a small number of customers, continued pricing pressures from the Company's customers, the timing of orders and shipments which can cause the Company to experience significant fluctuations in its quarterly and annual revenue, order bookings, backlog and operating results, timely receipt of required supplies and components which could result in delays in anticipated shipments, general product demand and market acceptance risks, the ability of the Company to successfully compete with alternative and similar technologies, the timing, number and continuation of the Automotive industry's retooling programs, including the risk that the Company's customers postpone new tooling programs as a result of economic conditions or otherwise, the ability of the Company to resolve technical issues inherent in the development of new products and technologies, the ability of the Company to identify and satisfy market needs, general product development and commercialization difficulties, the ability of the Company to attract and retain key personnel, especially technical personnel, the quality and cost of competitive products already in existence or developed in the future, the level of interest existing and potential new customers may have in new products and technologies generally, rapid or unexpected technological changes and the effect of economic conditions, particularly economic conditions in the domestic and worldwide Automotive industry, which has from time to time been subject to cyclical downturns due to the level of demand for, or supply of, the products produced by companies in this industry. The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions. These projections are subject to change based upon a wide variety of factors, a number of which are discussed above. Certain of these new orders have been delayed in the past and could be delayed in the future. Because the Company's products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line. In addition, because the Company's products have shorter lead times than other components and are required later in the process, orders for the Company's products tend to be given later in the integration process. Because a significant portion of the Company's revenues are denominated in foreign currencies and are translated for financial reporting purposes into U.S. Dollars, the level of the Company's reported net sales, operating profits and net income are affected by changes in currency exchange rates, principally between U.S. Dollars and Euros. Currency exchange rates are subject to significant fluctuations, due to a number of factors beyond the control of the Company, including general economic conditions in the United States and other countries. Because the Company's expectations regarding future revenues, order bookings, backlog and operating results are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company's expectations.



                           - Financial Tables Follow -

                                PERCEPTRON, INC.

                             SELECTED FINANCIAL DATA

                     (In Thousands Except Per Share Amounts)
                                   (Unaudited)




CONDENSED INCOME STATEMENTS                                              THREE MONTHS             SIX MONTHS ENDED
                                                                          DECEMBER 31,               DECEMBER 31,
                                                                       2004         2003         2004         2003
                                                                     -------      -------      -------      -------
Net Sales                                                            $14,812      $13,607      $27,056      $25,875
Cost of Sales                                                          7,394        7,120       13,610       13,777
                                                                     -------      -------      -------      -------
       Gross Profit                                                    7,418        6,487       13,446       12,098
Selling, General and Administrative Expense                            3,355        3,215        6,152        5,700
Engineering, Research and Development Expense                          1,917        1,665        3,620        3,102
                                                                     -------      -------      -------      -------
       Operating Income                                                2,146        1,607        3,674        3,296
Interest Income, net                                                     127           89          218          140
Foreign Currency and Other                                                40          763          108          752
                                                                      -------      -------      -------     -------

Income Before Income Taxes                                             2,313        2,459        4,000        4,188
Income Tax Expense                                                       846          929        1,568        1,631
                                                                     -------      -------      -------      -------
Net Income                                                           $ 1,467      $ 1,530      $ 2,432      $ 2,557
                                                                     =======      =======      =======      =======

Earnings Per Share
            Basic                                                    $  0.17      $  0.18      $  0.28      $  0.30
            Diluted                                                  $  0.16      $  0.16      $  0.26      $  0.28

Weighted Average Common Shares Outstanding
            Basic                                                      8,749        8,585        8,738        8,507
            Diluted                                                    9,413        9,298        9,403        9,265






CONDENSED BALANCE SHEETS                                                     DECEMBER 31,           JUNE 30,
                                                                                 2004                 2004
                                                                               -------              -------
Cash and Cash Equivalents                                                      $23,509              $19,679
Receivables, net                                                                19,799               22,143
Inventories, net                                                                 6,451                5,688
Other Current Assets                                                             1,774                1,831
Property and Equipment, net                                                      7,834                7,714
Other Non-Current Assets, net                                                    4,797                5,869
                                                                               -------              -------
       Total Assets                                                            $64,164              $62,924
                                                                               =======              =======

Current Liabilities                                                            $10,144              $12,564
Shareholders' Equity                                                            54,020               50,360
                                                                               -------              -------
       Total Liabilities and Shareholders' Equity                              $64,164              $62,924
                                                                               =======              =======